Exhibit 4.32

FIFTH SUPPLEMENTAL INDENTURE

THIS FIFTH SUPPLEMENTAL INDENTURE, dated as of November 7, 2019 (this “Supplemental Indenture”), is by and among Allergan Sales, LLC, a Delaware limited liability company (the “Company”), as successor in interest to Forest Laboratories, LLC, Allergan plc, an Irish public limited company and indirect parent of the Company, as guarantor (the “Parent Guarantor”), and Wells Fargo Bank, National Association, a national banking association organized under the laws of the United States of America, as trustee (the “Trustee”).

WITNESSETH

WHEREAS, the Company and the Trustee have previously executed and delivered an indenture, dated January 31, 2014 (the “Base Indenture”), providing for the issuance of the Company’s 4.875% Senior Notes due 2021 (the “Notes”);

WHEREAS, the Company and the Trustee have previously executed and delivered (i) a first supplemental indenture thereto, dated June 12, 2014 (the “First Supplemental Indenture”), (ii) a second supplemental indenture thereto, dated July 1, 2014 (the “Second Supplemental Indenture”), (iii) a third supplemental indenture thereto, dated July 1, 2014 (the “Third Supplemental Indenture”) and (iv) a fourth supplemental indenture thereto, dated January 1, 2018 (the “Fourth Supplemental Indenture”, and, together with the First Supplemental Indenture, the Second Supplemental Indenture and the Third Supplemental Indenture, the “Existing Supplemental Indentures,” and the Base Indenture as amended, supplemented or otherwise modified by the Existing Supplemental Indentures, the “Indenture”);

WHEREAS, the Parent Guarantor has entered into a definitive transaction agreement, dated June 25, 2019, by and among the Parent Guarantor, AbbVie Inc., a Delaware corporation (“AbbVie”), and Venice Subsidiary LLC, a wholly-owned subsidiary of AbbVie (“Acquirer Sub”), as amended from time to time, which provides, among other things, that (i) on the terms and subject to the conditions set forth therein, Acquirer Sub will acquire the Parent Guarantor pursuant to a scheme of arrangement (the “Scheme”) under Chapter 1 of Part 9 of the Irish Companies Act 2014 (the “Act”) and a capital reduction under Sections 84 to 86 of the Act (the “Acquisition”), and (ii) as a result of the Scheme, the Parent Guarantor will become a wholly-owned subsidiary of AbbVie;

WHEREAS, in connection with the Acquisition, AbbVie has issued an Offering Memorandum and Consent Solicitation Statement, dated October 25, 2019 (the “Offering Memorandum and Consent Solicitation Statement”), pursuant to which AbbVie has offered to exchange (the “Exchange Offer”) any and all outstanding Notes for notes issued by AbbVie, and AbbVie (on behalf of the Company) has solicited (the “Consent Solicitation”) the Holders to direct the Trustee to execute and deliver amendments to the Indenture as set forth in Article I hereof (the “Amendments”);

WHEREAS, Section 9.02 of the Indenture provides that, when authorized by a resolution of the Board of Directors, the Company may enter into a supplemental indenture with the Trustee for the purposes described therein with the written consent of the Holders of at least a majority in aggregate principal amount of outstanding Notes affected by such supplemental indenture (the “Requisite Consents”);

WHEREAS, the Company desires to amend certain provisions of the Indenture, as set forth in Article I of this Supplemental Indenture, and in accordance with the Consent Solicitation, as of 5:00 p.m., New York City time, on November 7, 2019, Requisite Consents have been validly delivered by Holders and not validly revoked and the Company has delivered to the Trustee the Requisite Consents which constitute an Act of Holders for the Notes to enter into this Supplemental Indenture to effect the Amendments under the Indenture;

WHEREAS, the Company, the Parent Guarantor and the Trustee intend that this Supplemental Indenture shall not prevent the Notes from being treated as “grandfathered obligations” (within the meaning of Treasury Regulations Sections 1.1471-2(b)(2)); and

WHEREAS, the Company hereby requests that the Trustee join with the Company and the Parent Guarantor in the execution of this Supplemental Indenture and the Company has provided the Trustee with resolutions of the Board of Directors authorizing the Company’s execution of this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE I

AMENDMENT OF INDENTURE

Section 1.1Amendments to the Indenture.

The following provisions of the Indenture and all references thereto in the Indenture will be deleted in their entirety and the Company and the Parent Guarantor shall be released from their respective obligations under the following provisions of the Indenture with respect to the Notes, provided that the section and article numbers, as applicable, will remain and the word “[reserved]” shall replace the title thereto:

•	Section 4.03. Provision of Financial Information;
•	Section 4.04. Compliance Certificate;
•	Section 4.06. Limitation on Subsidiary Debt;
•	Section 4.07. Limitation on Sale and Lease-Back Transactions;
•	Section 4.08. Limitation on Liens;
•	Section 4.09. Corporate Existence;
•	Section 4.11. Additional Note Guarantors;
•	Section 4.12. Further Instruments and Acts;
•	Article 5. Successors; and
•	Article 10. Guarantees.

Failure to comply with the terms of any of the foregoing provisions of the Indenture shall no longer constitute a Default or an Event of Default under the Indenture and shall no longer have any other consequence under the Indenture with respect to the Notes.

Subsections 6.01(d)-(i) (inclusive) under Section 6.01. Events of Default of the Indenture shall be deleted in their entirety with respect to the Notes, including all references thereto, provided that the section numbers will remain and the word “[reserved]” shall replace the title thereto.

All definitions set forth in the Indenture that relate to defined terms used solely in provisions deleted hereby shall be deleted in their entirety with respect to the Notes, including all references thereto.

ARTICLE II

MISCELLANEOUS

Section 2.1Defined Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture and the rules of construction contained in the Base Indenture will apply equally to this Supplemental Indenture.  The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

Section 2.2Parties.Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Company, the Parent Guarantor, the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

Section 2.3Governing Law.This Supplemental Indenture will be governed by and construed in accordance with the laws of the State of New York.

Section 2.4Severability Clause.In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 2.5Ratification of Indenture; Supplemental Indentures Part of Indenture.Except as expressly amended or supplemented hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. This Supplemental Indenture is an indenture supplemental to the Indenture, and the Indenture and this Supplemental Indenture shall henceforth be read and construed together for all purposes.

Section 2.6Trustee’s Disclaimer.The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company by action or otherwise, (iii) the due execution hereof by the Company or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

Section 2.7Counterparts.This Supplemental Indenture may be executed by one or more of the parties to this Supplemental Indenture on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Supplemental Indenture by facsimile transmission or other electronic format shall be effective as delivery of a manually executed counterpart hereof.

Section 2.8Headings.The headings of the Articles and the Sections in this Supplemental Indenture are for convenience of reference only, are not part of this Supplemental Indenture and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

Section 2.9Recitals.The recitals contained herein are those of the Company and not the Trustee, and the Trustee assumes no responsibility for the correctness of same. All rights, protections, privileges, indemnities and benefits granted or afforded to the Trustee under the Indenture shall be deemed incorporated herein by this reference and shall be deemed applicable to all actions taken, suffered or omitted by the Trustee under this Supplemental Indenture.

Section 2.10Conflict with Trust Indenture Act.If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision that is required to be included in this Supplemental Indenture or the Indenture by the Trust Indenture Act of 1939, as amended, as in force at the date that this Supplemental Indenture is executed, the provisions required by such Trust Indenture Act shall control.

Section 2.11Effectiveness; Termination.This Supplemental Indenture shall become effective and binding on the Company, the Parent Guarantor, the Trustee and every Holder of the Notes heretofore or hereafter authenticated and delivered under the Indenture upon the execution and delivery by the parties of this Supplemental Indenture; provided, however, that the Amendments shall become operative only upon the consummation of the Exchange Offer and Consent Solicitation in accordance with the terms and conditions set forth in the Offering Memorandum and Consent Solicitation Statement, including the condition that the Acquisition shall have been consummated.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

ALLERGAN SALES, LLC, as the Company

By:	/s/ A. Robert D. Bailey
Name: A. Robert D. Bailey Title: President

ALLERGAN PLC, as a Guarantor

By:	/s/ A. Robert D. Bailey
Name: A. Robert D. Bailey Title: Executive Vice President and Chief Legal Officer

[Signature Page to Fifth Supplemental Indenture to January 2014 Indenture]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Maddy Hughes
Name: Maddy Hughes Title: Vice President

[Signature Page to Fifth Supplemental Indenture to January 2014 Indenture]